Exhibit 21
PITNEY BOWES INC.
SUBSIDIARIES OF REGISTRANT
The Registrant, Pitney Bowes Inc., a Delaware Corporation, has no parent
The following are subsidiaries of the Registrant
(as of December 31, 2025)

Subsidiary Name	Country or state of incorporation
Cresco Data Australia Pty Ltd	Australia
Cresco Data Pte. Ltd	Singapore
Harvey Company, L.L.C	Delaware
Mount Verde Insurance Company, Inc.	Vermont
OldEurope Limited	United Kingdom
OldGEC Ireland Limited	Ireland
PB Equipment Management Inc.	Delaware
PB European UK LLC	Delaware
PB Nova Scotia Holdings ULC	Canada
PB Worldwide Inc.	Delaware
Pitney Bowes (Asia Pacific) Pte. Ltd	Singapore
Pitney Bowes Australia FAS Pty Limited	Australia
Pitney Bowes Australia Pty Limited	Australia
Pitney Bowes Brasil Equipamentos e Servicos Ltda	Brazil
Pitney Bowes Deutschland GmbH	Germany
Pitney Bowes Funding SRL	Barbados
Pitney Bowes Global Ecommerce UK Limited	United Kingdom
Pitney Bowes Global Financial Services LLC	Delaware
Pitney Bowes Global Limited	United Kingdom
Pitney Bowes Global LLC	Delaware
Pitney Bowes Holdco Limited	United Kingdom
Pitney Bowes Holding SNC	France
Pitney Bowes Holdings Limited	United Kingdom
Pitney Bowes India Private Limited	India
Pitney Bowes International Finance Limited	United Kingdom
Pitney Bowes International Holdings, Inc.	Delaware
Pitney Bowes Ireland Limited	Ireland
Pitney Bowes Japan K.K.	Japan
Pitney Bowes Limited	United Kingdom
Pitney Bowes Luxembourg Holding S.a.r.l.	Luxembourg
Pitney Bowes New Zealand Limited	New Zealand
Pitney Bowes of Canada Ltd. - Pitney Bowes du Canada Ltee	Canada
Pitney Bowes Polska Sp. z.o.o.	Poland
Pitney Bowes Presort Services, LLC	Delaware
Pitney Bowes Puerto Rico, Inc.	Puerto Rico
Pitney Bowes SAS	France
Pitney Bowes UK LP	United Kingdom
The Pitney Bowes Bank, Inc.	Utah
Wheeler Financial from Pitney Bowes Inc.	Delaware